UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 1, 2009

SOHU.COM INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30961	98-0204667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Level 12, Sohu.com Internet Plaza

No. 1 Unit Zhongguancun East Road, Haidian District

Beijing 100084

People’s Republic of China

(011) 8610-6272-6666

(Address, including zip code, of registrant’s principal executive offices and registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 1, 2009, the registrant Sohu.com Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) by and among (i) Changyou.com Limited (“Changyou”), Sohu.com (Game) Limited (“Sohu Game”), and the Company and (ii)(A) Credit Suisse Securities (USA) LLC (“Credit Suisse”) and (B) Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), as representatives of the several underwriters (the “Underwriters”) named in Schedule A thereto.

The Company entered into the Underwriting Agreement in connection with a registration statement on Form F-1 filed with the Securities and Exchange Commission by Changyou, which is an indirect subsidiary of the Company, for an initial public offering (the “Offering”) of American depositary shares (or “ADSs”), each representing two Class A ordinary shares of Changyou. Under the Underwriting Agreement, Changyou agreed to issue and sell to the Underwriters 3.75 million ADSs. Sohu Game, which is an indirect wholly-owned subsidiary of the Company, agreed to sell, as selling shareholder, 3.75 million ADSs. Sohu Game also granted to the Underwriters the option to purchase from Sohu Game up to an additional 1.125 million ADS, solely to cover over-allotments, exercisable at any time within 30 days after the date of the Underwriting Agreement. Changyou and Sohu Game agreed to sell the ADSs to the Underwriters at a price of $14.88 per ADSs, which is net of a 7% underwriting discount from the initial public offering price of $16 per ADS.

The closing of the transactions contemplated by the Underwriting Agreement was completed on April 7, 2009, and included the exercise in full of the Underwriters’ over-allotment option. At the closing, the Company sold 3.75 million ADSs to the Underwriters and Sohu Game sold 4.875 million ADSs to the Underwriters. Proceeds from the Offering to the Company and Sohu Game, after deduction of the underwriting discounts, but without deducting expenses of the Offering payable by the Company and Sohu Game, were $128.3 million in the aggregate, of which of which $55.8 million were paid to the Company and $72.5 million were paid to Sohu Game.

Under the Underwriting Agreement, the Company also agreed to indemnify the Underwriters with respect to certain losses, claims, damages or liabilities that might be incurred by the Underwriters in connection with the Offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: April 7, 2009	SOHU.COM INC.

	By:	/s/ Carol Yu
Co-President and Chief Financial Officer